Exhibit 21.1

LAKELAND BANCORP, INC.

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
Lakeland Bank	New Jersey chartered bank

Lakeland Investment Corporation (wholly owned subsidiary of Lakeland Bank)	Delaware

Lakeland NJ Investment Corporation (wholly owned subsidiary of Lakeland Bank)	New Jersey

Newton Trust Company	New Jersey chartered bank

Newton Investment Company (wholly owned subsidiary of Newton Trust Company)	New Jersey

Lakeland Bancorp Capital Trust I	New Jersey

Lakeland Bancorp Capital Trust II	New Jersey

Lakeland Bancorp Capital Trust III	New Jersey